QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

NEWS RELEASE

1625 Broadway, Suite 250 Denver, Colorado 80202 Telephone: 303-592-8075 Fax: 303-592-8071 Contact: Lynn Peterson, CEO

FOR IMMEDIATE RELEASE ON TUESDAY, AUGUST 5, 2008

KODIAK OIL & GAS CORP. REPORTS SECOND QUARTER 2008 RESULTS

        DENVER—August 5, 2008 /PRNewswire-FirstCall/—Kodiak Oil & Gas Corp. (Amex: KOG), an oil and gas exploration and production company with assets in the Green River Basin of southwest Wyoming and Colorado and the Williston Basin of North Dakota and Montana, today reported financial and operating results for the second quarter 2008.

Second Quarter Financial Results

        The Company reported a net loss for the quarter-ended June 30, 2008, of $1.9 million, or $0.02 per basic and diluted share, compared with a net loss of $449,000, or $0.01 per basic and diluted share, for the same period in 2007.

        Total revenues for the second quarter 2008 were $2.0 million, versus $2.3 million for the same period in 2007. Oil and gas sales were $2.0 million for the second quarter 2008, as compared to $1.9 million in 2007. Crude oil revenue accounted for approximately 77% of second quarter 2008 oil and gas sales, as compared to 88% in the same period in 2007.

        For the second quarter 2008, Adjusted EBITDA was approximately negative $665,000 as compared to $504,000 for the same period in 2007. The $1.2 million decrease in Adjusted EBITDA on a quarter-over-quarter basis is attributed in part to decreased oil production as a result of workovers and repair work on producing wells during the second quarter. Kodiak defines Adjusted EBITDA as net income (loss) before interest, income taxes, depreciation, depletion, amortization and accretion, non-cash stock-based compensation expense, impairment expense and gains or losses on foreign currency exchange.

        Reconciliations of Adjusted EBITDA, a non-GAAP measure, to net loss are included in this news release and in the Company's Form 10-Q for the quarter ended June 30, 2008. Additional disclosure regarding the Company's use of Adjusted EBITDA is also included in the Company's Form 10-Q for the quarter ended June 30, 2008.

        General and administrative (G&A) expense decreased to $1.8 million for the second quarter 2008, from $2.0 million for the same period in 2007. Included in the G&A expense for the 2008 period is a stock-based compensation charge of $449,000 for options issued to officers, directors and employees, as compared to $552,000 for the same period in 2007.

First-Half Results

        For the six months ended June 30, 2008, Kodiak reported a net loss of $4.5 million, or $0.05 per basic and diluted share, compared with a net loss of $14.9 million, or $0.17 per basic and diluted share, for the same period in 2007. The 2007 period net loss included $14.0 million in non-cash charges related to an impairment of the carrying value of oil and gas properties.

        Total revenues for the first half of 2008 were $4.0 million, versus $4.5 million for the same period in 2007. Oil and gas sales were $3.8 million for the first half of 2008, as compared to $3.4 million in

2007. Crude oil revenue accounted for approximately 76% of first-half 2008 oil and gas sales, as compared to 85% in the same period in 2007.

        For the first six months of 2008, Adjusted EBITDA was approximately negative $662,000 as compared to $1.2 million for the same period in 2007.

        Total assets were $69.8 million at June 30, 2008, as compared to $74.3 million at December 31, 2007. Stockholders' equity was $65.8 million at June 30, 2008, as compared to $68.3 million at year-end 2007. The Company's cash and cash equivalents position at June 30, 2008, was $1.2 million, and it currently has no long-term debt.

Oil and Gas Sales

        Kodiak's second quarter 2008 oil and gas sales volumes were down 46% to 19,000 barrels of oil equivalent (BOE) as compared to 35,600 BOE in the same period in 2007. Oil sales volumes were down 52% to 13,000 barrels for the second quarter 2008, as compared to 26,900 barrels in the same period in 2007. The decline in oil production was caused by the shutting in of three wells in the Mon-Dak Field producing from the Bakken Formation. The wells underwent workovers and recompletions during the second quarter and have been put back on production in the third quarter. By commodity in the second quarter of 2008, crude oil constituted 68% of the production base.

        For the second quarter 2008, the average gas price received increased 198% to $12.80 per thousand cubic feet of natural gas (Mcf), as compared to the $4.29 per Mcf received in 2007. On a quarter-over-quarter basis, the average price received for crude oil increased 89%. The Company sold its oil for $115.42 per barrel during the second quarter 2008, as compared to the $61.21 per barrel received during the prior-year period. Kodiak currently does not hedge any of its oil and gas production volumes.

        During the first half of 2008, Kodiak invested $6.3 million, of which $6.1 million was invested during the second quarter 2008, primarily for acreage acquisition, seismic and for the aforementioned Williston Basin oil well workover program. Capital expenditures are net of $2.5 million of proceeds from divestitures. Aside from the workover program, the Company had no other drilling and completion activity during the quarter. The Company now has working interests in 23 gross (14.7 net) wells, of which 16 gross (11.2 net) are Kodiak operated wells.

        For the first half of 2008, oil and gas sales volumes were down 33% to 46,000 BOE as compared to 68,500 BOE in the same period in 2007. Oil sales volumes were down 45% to 28,900 barrels for the first half of 2008, as compared to 52,100 barrels in the same period in 2007. By commodity in the first six months of 2008, crude oil constituted 63% of the production base, as compared to 76% in the prior-year period.

        For the first half of 2008, the average gas price received increased 69% to $9.04 per Mcf, as compared to the $5.32 per Mcf received in 2007. Compared to the first half of 2007, the average price received for crude oil increased 80% in the same period in 2008. The Company sold its crude oil for $100.97 per barrel during the first half of 2008, as compared to the $56.04 per barrel received during the prior-year period. Kodiak currently does not hedge any of its oil and gas production volumes.

Williston Basin—Montana and North Dakota

Bakken Formation—McKenzie and Dunn Counties, North Dakota

        Kodiak continues to opportunistically add to its Bakken shale leasehold position on the Fort Berthold Indian Reservation (FBIR). At June 30, 2008, Kodiak had approximately 54,000 gross and 38,000 net acres under lease. Kodiak operates all of its leasehold on the reservation excepting an approximate 7,000 net acres that are in a participating area previously established with another operator.

        Construction of the drill site for Kodiak's initial Bakken well on the FBIR, the Tall Bear #16-15H well (KOG Operates with 70% WI), has been completed. The well will be a horizontal well targeting oil potential in the Bakken shale and has been permitted to a proposed total depth of 15,600 feet. The well is expected to spud upon delivery of a new-build drilling rig which is scheduled for September 2008 delivery. Drilling pipe has also been secured for this well and six additional horizontal wells.

        The Company recently received approval on two additional drilling permits in addition to the Tall Bear #16-15H. Surveying and the scoping period has been completed on two other drill pads, with the requisite Environmental Assessments to follow.

Management Comment

        Commenting on Williston Basin activities, Kodiak's President and CEO Lynn Peterson said: "During the year we re-evaluated our exploration strategy in the Bakken shale play. Based, in part, on the announced drilling and production results of other operators in the immediate area of our Bakken shale acreage in the west central North Dakota counties of Mountrail, Dunn and McKenzie, we revised our capital expenditure budget. Our previously announced capital expenditure budget included selling down our working interest in our Bakken leasehold in order to fund a portion of our 2008 drilling program. As we continued to evaluate the Bakken play, we revised our strategy and now intend to continue acquiring acreage, while maintaining a high working interest."

        "Furthermore, due to our concern about the availability of drilling pipe, we have acquired and/or made deposits on projected pipe requirements through the first seven wells of our program. As a result of these changes in strategy, our cash balances and working capital are not adequate to meet our anticipated capital expenditures. As a result, we will need to obtain significant additional working capital through debt or equity financings or by entering into additional joint venture agreements. Once we resolve our immediate capital needs, we expect to begin our planned drilling program in the Bakken shale play. After delivery of the rig, which is expected in September, we expect to begin in earnest to develop our lands. We have a second rig scheduled to be delivered in March 2009. As a result, we continue to assemble drilling permits and are working hard to ensure that we will have a portfolio of drillable locations once the rigs arrive. I look forward to updating you soon on our progress."

        Commenting on Vermillion Basin activities, Peterson said: "While much of the focus in the Rockies has been given to the Bakken play in North Dakota, we are pleased that our partner in the Vermillion, Devon Energy, is preparing to move two rigs onto our acreage within the next few weeks. Although Kodiak has minimal capital expenditure requirements in this Basin, we expect to benefit from Devon's program which is projected to include up to five wells between now and year end. We will update you on our progress in Wyoming as we move forward."

Teleconference Call

        In conjunction with Kodiak's release of its results, investors, analysts and other interested parties are invited to listen to a conference call with management on Thursday, August 7, 2008 at 11:00 a.m. Eastern Daylight Time.

Date:	Thursday, August 7, 2008
Time:	11:00 a.m. EDT 10:00 a.m. CDT 9:00 a.m. MDT 8:00 a.m. PDT
Call:	(877) 257-3168 (US/Canada) and (706) 643-3820 (International) Passcode: 55012077
Internet:	Live and rebroadcast over the Internet http://www.videonewswire.com/event.asp?id=49714 or at: http://www.kodiakog.com
Replay:	Available through Tuesday, August 12, 2008 at (800) 642-1687 (US/Canada) and (706) 645-9291 (International) using passcode 55012077 and for 30 days at http://www.kodiakog.com

About Kodiak Oil & Gas Corp.

        Kodiak Oil & Gas, Denver-based, is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains. For further information, please visit www.kodiakog.com. The Company's common shares are listed for trading on the American Stock Exchange "KOG."

Forward-Looking Statements

        This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words "expects," "plans," "anticipates," "believes," "intends," "estimates," "projects," "potential" and similar expressions, or that events or conditions "will," "would," "may," "could" or "should" occur. Forward-looking statements in this document include statements regarding the Company's exploration, drilling and development programs, the Company's expectations regarding the timing and success of such programs and the timing and availability of financing to satisfy the capital requirements, and the Company's expectations regarding the future production of its oil & gas properties. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, uncertainties regarding the Company's liquidity and capital requirements and the availability and cost of capital necessary to fund the Company's current plan of operations, the effects of governmental regulation, adverse changes in the market for the Company's oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. +1-303-592-8075
Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11

[Financial and Operational Tables accompany this News Release]

The notes accompanying the financial statements are an integral part of the consolidated financial statements and can be found in Kodiak's filing on Form 10-Q for the period ended June 30, 2008.

KODIAK OIL & GAS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

	(UNAUDITED) June 30, 2008	(AUDITED) December 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$1,199,427	$13,015,318
Accounts receivable
Trade	2,150,166	1,373,843
Accrued sales revenues	842,771	789,652
Prepaid expenses and other	2,140,419	198,996

Total Current Assets	6,332,783	15,377,809

Oil and gas properties (full cost method), at cost:
Proved oil and gas properties	79,748,204	77,272,437
Unproved oil and gas properties	26,305,292	21,904,737
Wells in progress	—	414,074
Less-accumulated depletion, depreciation, amortization, accretion and asset impairment	(43,096,166)	(41,204,821)

Net oil and gas properties	62,957,330	58,386,427

Other property and equipment, net of accumulated depreciation of $222,219 in 2008 of $176,458 in 2007	269,379	312,017
Restricted investments	244,233	255,068

Total Assets	$69,803,725	$74,331,321

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$3,237,251	$5,163,457
Noncurrent Liabilities:
Asset retirement obligation	757,324	874,498

Total Liabilities	3,994,575	6,037,955

Commitments and Contingencies—Note 5
Stockholders' Equity:
Common stock, no par value; unlimited authorized
Issued and outstanding: 88,084,431 shares at June 30, 2008 and 87,992,926 shares at December 31, 2007
Contributed surplus	117,141,184	115,094,923
Accumulated deficit	(51,332,034)	(46,801,557)

Total Stockholders' Equity	65,809,150	68,293,366

Total Liabilities and Stockholders' Equity	$69,803,725	$74,331,321

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Revenues:
Gas production	$462,218	$224,976	$928,083	$524,474
Oil production	1,501,588	1,644,626	2,913,894	2,921,945
Interest	36,884	454,528	120,250	1,018,238

Total revenue	2,000,690	2,324,130	3,962,227	4,464,657

Cost and expenses:
Oil and gas production	1,282,618	345,998	2,265,569	736,773
Depletion, depreciation, amortization and accretion	786,777	986,767	1,884,076	2,026,013
Asset impairment	—	—	—	14,000,000
General and administrative	1,831,508	2,026,443	4,326,551	3,289,403
(Gain)/loss on currency exchange	(1,772)	(585,832)	16,508	(683,453)

Total costs and expenses	3,899,131	2,773,376	8,492,704	19,368,736

Net loss	$(1,898,441)	$(449,246)	$(4,530,477)	$(14,904,079)

Basic & diluted weighted-average common shares outstanding	88,033,107	87,623,975	88,013,019	87,587,100

Basic & diluted net loss per common share	$(0.02)	$(0.01)	$(0.05)	$(0.17)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended June 30,
	2008	2007
Cash flows from operating activities:
Net loss	$(4,530,477)	$(14,904,079)
Reconciliation of net loss to net cash (used in) operating activities:
Depletion, depreciation, amortization and accretion	1,884,076	2,026,013
Asset impairment	—	14,000,000
Stock based compensation	1,967,511	827,794
Changes in current assets and liabilities:
Accounts receivable—trade	(776,323)	41,649
Accounts receivable—accrued sales revenue	(53,118)	(222,279)
Prepaid expenses and other	(1,941,424)	(101,659)
Accounts payable and accrued liabilities	(1,720,237)	(870,443)

Net cash (used in)/provided by operating activities	(5,169,992)	796,996

Cash flows from investing activities:
Oil and gas properties	(9,171,252)	(28,354,334)
Sale of oil and gas properties	2,437,892	—
Equipment	(2,124)	(126,886)
Restricted investments	10,835	(71,287)

Net cash (used in) investing activities	(6,724,649)	(28,552,507)

Cash flows from financing activity:
Proceeds from the issuance of shares	78,750	235,000

Net cash provided by financing activities	78,750	235,000

Net change in cash and cash equivalents	(11,815,891)	(27,520,511)
Cash and cash equivalents at beginning of the period	13,015,318	58,469,263

Cash and cash equivalents at end of the period	$1,199,427	$30,948,752

Supplemental cash flow information
Oil & gas property accrual included in Accounts payable and accrued liabilities	$1,338,899	$1,453,600

Asset retirement obligation	$(65,143)	$76,447

Use of Non-GAAP Financial Matters

        In evaluating its business, Kodiak considers earnings before interest, taxes, depreciation, depletion, amortization, gain on foreign currency, stock-based compensation expense, accretion or abandonment liability ("Adjusted EBITDA") as a key indicator of financial operating performance and as a measure of the ability to generate cash for operational activities and future capital expenditures. Adjusted EBITDA is not a Generally Accepted Accounting Principle ("GAAP") measure of performance. The Company uses this non-GAAP measure primarily to compare its performance with other companies in the industry that make a similar disclosure and as a measure of its current liquidity. The Company believes that this measure may also be useful to investors for the same purpose and for an indication of the Company's ability to generate cash flow at a level that can sustain or support our operations and capital investment program. Investors should not consider this measure in isolation or as a substitute for operating income or loss, cash flow from operations determined under GAAP, or any other measure for determining the Company's operating performance that is calculated in accordance with GAAP. In addition, because EBITDA is not a GAAP measure, it may not necessarily be comparable to similarly titled measures employed by other companies.

        Reconciliation between Adjusted EBITDA and net income is provided in the table below for the three-and six-month periods ended June 30.

ADJUSTED EBITDA

	For the three months ended		For the six months ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Reconciliation of Adjusted EBITDA:
Net loss	$(1,898,441)	$(449,246)	$(4,530,477)	$(14,904,079)
Add back:
Depreciation, depletion, amortization and accretion	786,777	986,767	1,884,076	2,026,013
Asset impairment	—	—	—	14,000,000
(Gain) on foreign currency exchange	(1,772)	(585,832)	16,508	(683,453)
Stock based compensation expense	448,701	552,214	1,967,511	827,794

Adjusted EBITDA	$(664,735)	$503,903	(662,382)	$1,266,275

QuickLinks

KODIAK OIL & GAS CORP. REPORTS SECOND QUARTER 2008 RESULTS
KODIAK OIL & GAS CORP. CONDENSED CONSOLIDATED BALANCE SHEETS
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)